Exhibit 99.(h)(2)

MORGAN STANLEY DISTRIBUTION INC.

SELECTED DEALER AGREEMENT

Morgan Stanley Distribution Inc. (“Distributor”) serves as a principal underwriter for the AIP Macro Registered Fund P (the “Fund”), a closed-end registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a distribution agreement with the Fund. Distributor and                                                   (“Dealer”) hereby agree that Dealer will participate in the distribution of shares of the Fund (“Shares”), subject to the terms of this Agreement (“Agreement”), dated as of the          day of                     , 20        .

         SECTION 1.     LICENSING

a.       Dealer represents and warrants that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares of the Fund; and (iv) each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance by Dealer of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which Dealer will offer and sell Shares.

b.       Dealer agrees that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction shall immediately cause the termination of this Agreement. Dealer further agrees to notify Distributor promptly in writing of any such action or event.

c.       Dealer agrees that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Dealer acknowledges that, subject to the indemnification described in Section 9 of this Agreement, Distributor has no responsibility for the manner of Dealer’s performance of, or for Dealer’s acts or omissions in connection with, the duties and activities Dealer performs under this Agreement.

d.       Dealer agrees to be bound by, and to comply with, all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA.

         SECTION 2.     ORDERS

a.       Dealer agrees to offer and sell Shares only at the regular public offering price applicable to such Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then-current prospectus and Statement of Additional Information (including any supplements, stickers or amendments thereto) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”); and (ii) the subscription documents for the Fund, as supplemented or amended from time to time; and to the extent that the Prospectus contains provisions that are inconsistent with this Agreement or any other document, the terms of the Prospectus shall be controlling.

b.       Dealer agrees that it will sell Shares only to its customers who qualify both as “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and “qualified clients as that term is defined by Rule 205-3 promulgated under the Investment Advisers Act of 1940, as amended (such customers “Eligible Investors”).

c.       In all offers and sales of the Shares to Eligible Investors, Dealer is not authorized to act as broker or agent for, or employee of, Distributor, the Fund or any other dealer, and Dealer shall not represent to any third party that Dealer has such authority or is acting in such capacity.

d.       All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective only upon written confirmation by Distributor. Distributor reserves the unqualified right not to accept any specific order for the purchase or sale of Shares. Notwithstanding the foregoing, the Distributor hereby agrees that it will not unreasonably reject or delay accepting an order submitted by Dealer if the Dealer’s customer otherwise meets the eligibility criteria set forth in the Prospectus, and provided further, that upon any such rejection the Distributor shall promptly advise Dealer of such rejection.

e.       Distributor reserves the right at any time, and without notice to Dealer, to suspend the sale of Shares or to withdraw or limit the offering of Shares.

         SECTION 3.     DUTIES OF DEALER

a.       Dealer agrees to facilitate the purchase of Shares by its clients only from Distributor.

b.       Dealer agrees to date stamp all orders for the purchase or sale of Shares received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the applicable Prospectus.

c.       Dealer agrees not to withhold the placing of orders by its clients for Shares with Distributor so as to profit itself as a result of such inaction.

d.       Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer and to furnish Distributor or regulatory authorities with copies of such records upon reasonable request. In that regard, Dealer agrees that it will provide Distributor with all necessary information to comply properly with all applicable federal, state and local reporting and record keeping requirements related to such requests, including, without limitation, backup and nonresident alien withholding requirements for its customer accounts.

e.       Dealer agrees that payment for Shares ordered from Distributor shall be in Fed Funds, New York clearinghouse or other immediately available funds and that such funds shall be received by the Fund by the fourth business day prior to the purchase date. If such payment is not received by the Fund by such date, Dealer shall, at the option of Distributor, forfeit its right to any compensation with respect to such order, and Distributor reserves the right, without notice, to cancel the sale or, at its option (in the case of the Fund), to sell the Shares ordered back to the Fund, in which case Distributor may hold Dealer responsible for any loss, including loss of profit, suffered by Distributor resulting from Dealer’s failure to make payment.

f.       Dealer agrees that it shall assume responsibility for any loss to the Fund caused by a correction to any order placed by a client of Dealer that is made subsequent to the trade date for the order to the extent such order correction was not based on any negligence on Distributor’s part. Dealer further agrees that it will immediately pay such loss to the Fund upon notification.

g.       Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

h.       Dealer agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Dealer.

i.       Dealer agrees that it will maintain the required net capital as specified by the rules and regulations of the SEC, FINRA and other regulatory authorities.

         SECTION 4.     DEALER COMPENSATION

a.       Sales Charges/Dealer Concessions. On each purchase of Shares by clients of Dealer from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to Dealer shall be as set forth in the Fund’s Prospectus, subject to the reduction or waiver of any such fees in the Dealer’s discretion, as described in the Prospectus.

b.       [Reserved.]

c.       No Obligation to Pay. Distributor shall have no obligation to pay any compensation described in this Section 4 to Dealer for the sale of Shares until Distributor receives the related compensation from the Fund, and Distributor’s liability to Dealer for such payments is limited solely to the related compensation that Distributor receives from such Fund.

d.       Suspension/Elimination of Compensation. Dealer acknowledges and agrees that the Fund may, upon forty-five days’ prior written notice to the Dealer, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the then current Prospectus for the Fund, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the then current Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (b) otherwise by operation of law.

e.       FINRA Conduct Rules. In accordance with the applicable FINRA Conduct Rules, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member for providing member services, exceed, in the aggregate, (a) with respect to the sale of Shares pursuant to this Agreement, 3% of the total proceeds proposed to be received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2 and (b) with respect to any shareholder services provided by Dealer pursuant to the Fund’s shareholder services plan, 5% of the total proceeds proposed to be received by the Fund in respect of sales of Shares registered under the Fund’s current registration statement on Form N-2; provided, however, that Distributor agrees that it will not take any action, or permit the Fund or their respective affiliates to take any action, that would cause the Dealer to receive in respect of any investor in the Fund that is a customer of the Dealer less than the Maximum Compensation in respect of such investor. For purposes hereof, “Maximum Compensation” means, in respect of any such investor, the cumulative amount of shareholder servicing fees payable hereunder for so long as the customer remains an investor in the Fund, not to exceed, in the case of any such applicable shareholder servicing fees, in the aggregate the product of 5.0% multiplied by the aggregate offering price of the Shares received by the Fund in respect of such investor.

The Distributor agrees that it will monitor on an ongoing basis the payment of underwriting compensation set forth in the Prospectus by the Distributor, the Fund and their respective affiliates in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to the Dealer no less frequently than quarterly. As used herein, “underwriting compensation” means all amounts included as underwriting compensation under Rule 5110(c) of the FINRA Conduct Rules other than any sales loads charged in connection with the sale of Shares.

         SECTION 5.     REPURCHASES

a.       The Prospectus for the Fund describes the provisions whereby the Fund, under all ordinary circumstances, is expected to be authorized to repurchase Shares held by shareholders. Dealer agrees that it will not make any representations to shareholders relating to the repurchase of their Shares other than the statements contained in the Prospectus and the underlying organizational documents of the Fund. The Distributor hereby agrees to notify Dealer of the receipt of any repurchase notice from a client of the Dealer upon its receipt by Distributor.

b.       Dealer agrees that, with respect to a repurchase order it has submitted on behalf of a customer, if instructions in proper form are not received by Distributor within the time set forth in the repurchase offer notification, the repurchase offer request will not be accepted on the applicable repurchase date without any responsibility or liability on Distributor’s part or on the part of the Fund.

c.       Dealer agrees that if any Share is repurchased by the Fund or is tendered for repurchase within thirty (30) business days after confirmation by Distributor of the original purchase order from a client of Dealer, Dealer shall forfeit its right to any compensation with respect to such Share and shall forthwith refund to Distributor the full compensation, if any, paid to Dealer on the original sale. Distributor agrees to notify Dealer of such repurchase within a reasonable time after settlement. Termination or cancellation of this Agreement shall not relieve Dealer from its obligation under this provision.

         SECTION 6.     FUND INFORMATION

a.       Dealer agrees that neither it nor any of its principals, directors, officers, employees, and agents is authorized to give any information or make any representations concerning Shares except those contained in the Fund’s Prospectus or in materials provided by Distributor (the “Offering Materials”).

b.       Distributor will supply to Dealer reasonable quantities of Prospectuses, sales literature, sales bulletins, and additional sales information as approved by Distributor and the Fund, and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify Dealer and provide Dealer with reasonable quantities of such amended documents or supplements at no cost to the Dealer. Dealer is not authorized to modify or translate any such materials without Distributor’s prior written consent. Dealer agrees to use only advertising or sales material relating to the Fund that: (i) is supplied by Distributor, or (ii) conforms to the requirements of all applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares and is approved in writing by Distributor in advance of its use. Such approval may be withdrawn by Distributor in whole or in part upon written notice to Dealer, and Dealer shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales bulletins and advertising.

         SECTION 7.     REGISTRATION OF SHARES

a.       Distributor acts solely as agent for the Fund, and Distributor shall have no obligation or responsibility with respect to the right of clients of Dealer to purchase or sell Shares in any jurisdiction.

b.       Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold. Distributor shall furnish Dealer, upon request, information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions.

c.       Dealer agrees not to transact orders for Shares in jurisdictions in which it has been informed that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

d.       Distributor shall have no responsibility, under the laws regulating the sale of securities in the United States or any foreign jurisdiction, with respect to the qualification or status of Dealer or Dealer’s personnel selling Shares.

e.       Dealer agrees that it will make no offers or sales of Shares in any foreign jurisdiction, except with the express written consent of Distributor.

         SECTION 8.     REPRESENTATIONS AND WARRANTIES

a.       Distributor represents and warrants that:

(i)

It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii)	It is a member in good standing of FINRA.

(iii)

It is empowered under applicable laws and by Distributor’s organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

(iv)	All requisite actions have been taken to authorize Distributor to enter into and perform this Agreement.

(v)

As of the date hereof and at any time during the term of this Agreement, the Offering Materials do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(vi)	It is not, at the time of the execution of this Agreement, subject to any enforcement or other proceeding with respect to its activities under state or federal securities laws, rules, or regulations.

(vii)

The Shares are currently registered, qualified, or exempt from registration in each State of the United States, and Distributor will promptly notify Dealer in writing if any such registration, qualification, or exemption ceases to be effective.

(viii)

It shall notify Dealer, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Fund, the Distributor, or the Distributor’s principals, affiliates, officers, directors, employees or agents, or any person who controls Distributor, within the meaning of Section 15 of the Securities Act.

(ix)

If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Distributor shall promptly notify Dealer of this fact. Such notice shall be provided in accordance with Section 19.

b.       In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

(i)

It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized and that Dealer will not offer Shares for sale in any state or jurisdiction where such Shares may not be legally sold or where Dealer is not qualified to act as a broker-dealer.

(ii)

It is empowered under applicable laws and by Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

(iii)	All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

(iv)	All material pending and prior litigation and regulatory actions involving Dealer and its affiliates are described in the periodic public Form 10-K and 10-Q filings made by with the SEC.

(v)	It is a “financial institution” as defined in 31 U.S.C. § 5312(a)(2) or (c)(1) and is regulated by a “Federal functional regulator” as defined in 31 CFR § 103.120(a)(2).

(vi)

It shall notify Distributor, within a reasonable time, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act.

(vii)

If any of the representations set forth in this Section 8 or Section 10 at any time ceases to be true, Dealer shall promptly notify Distributor of this fact. Such notice shall be provided in accordance with Section 19.

         SECTION 9.     INDEMNIFICATION

a.       Dealer agrees to indemnify, defend and hold harmless Distributor and its directors, trustees, officers, employees, shareholders, agents, and affiliates and each person who controls or is controlled by Distributor, within the meaning of the Securities Act (the “Fund Indemnified Parties”), from any and all losses, claims, liabilities, costs, and expenses, including attorney fees (collectively, “Losses”), that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to: (i) Dealer’s gross negligence, willful misconduct, or lack of good faith in carrying out its duties and responsibilities under this Agreement; (ii) the failure of Dealer to comply with any applicable law, rule or regulation (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction) in connection with the offer or sale by Dealer of Shares of the Fund pursuant to this Agreement, or the discharge of any of its other duties and responsibilities under this Agreement; (iii) incorrect investment or repurchase instructions received by Distributor from Dealer; or (iv) the breach by Dealer of any of its representations and warranties specified herein or the Dealer’s failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Dealer or its directors, trustees, officers, shareholders, employees, or agents; provided, however, that in no case is the foregoing indemnity to be deemed to protect any of the Fund Indemnified Parties against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its obligations and duties under this Agreement, in each case as determined by a final judgment by a court of competent jurisdiction.

b.       Distributor agrees to indemnify, defend and hold harmless Dealer and its directors, trustees, officers, partners, employees, shareholders, agents, and affiliates and each person who controls or is controlled by Dealer, within the meaning of the Securities Act (the “Dealer Indemnified Parties”), from any and all Losses that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to (i) Distributor’s gross negligence, willful misconduct, or lack of good faith in carrying out its duties and responsibilities under this Agreement; (ii) the failure of Distributor to comply with any applicable law, rule or regulation (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction) in connection with the discharge of its duties and responsibilities under this Agreement; (iii) any untrue statement of a material fact, or any omission to state a material fact required to be stated or necessary in order to make the statements, in light of the circumstances under which they are made, not misleading in any Offering Materials, or (iv) the breach by Distributor of any of its representations and warranties specified herein or Distributor’s failure to comply with the terms and conditions of this Agreement, whether or not such action, failure, error, omission, misconduct or breach is committed by Distributor or its directors, trustees, officers, shareholders, employees, or agents; provided, however, that in no case is the foregoing indemnity to be deemed to protect any of the Dealer Indemnified Parties against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its obligations and duties under this Agreement, in each case as determined by a final judgment by a court of competent jurisdiction.

c.       This Section 9 shall survive any termination of the Agreement.

         SECTION 10.     ANTI-MONEY LAUNDERING RESPONSIBILITY

a.       Dealer represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”) and applicable guidance issued by the SEC and the guidance and rules of the applicable Exchanges, SROs and FINRA (collectively, “Guidance”).

b.       In connection with Distributor’s reliance on Dealer to perform Customer Identification Program (“CIP”) procedures on its behalf, Dealer represents and warrants that (i) Dealer is subject to a rule implementing 31 U.S.C. § 5318(h) and maintains an anti-money laundering program consistent with the USA PATRIOT Act and the rules thereunder; (ii) Dealer is regulated by a Federal functional regulator as that term is defined under 31 C.F.R. § 103.120(a)(2); (iii) Dealer has implemented a CIP compliant with Section 326 of the USA PATRIOT Act that enables Dealer to form a reasonable belief that it knows the true identity of its customers, including procedures to obtain information from and verify the identity of customers, maintain records of the information used to verify identity, determine whether the customer appears on any government list of known or suspected terrorists or terrorist organizations, and provide customers with adequate notice that the institution is requesting information to verify their identities; and (iv) Dealer will, upon request, certify annually that it has implemented its anti-money laundering program and that it or its agent will perform all aspects of its CIP procedures with respect to customers referred to the Fund by the Dealer.

c.       Dealer represents and warrants that to the extent that any of its customers who maintain Fund accounts is a current or former Senior Foreign Political Figure (“SFPF”), an immediate family member of a SFPF, a person who is widely known (or is actually known by the Dealer) to maintain a close personal relationship with any such individual, or a corporation, business or other entity that has been formed by or for the benefit of such individual, it has conducted appropriate due diligence of such customer consistent with Section 312 of the USA PATRIOT Act and any applicable BSA Regulations and Guidance.

d.       Dealer represents and warrants that to the extent its customers who maintain Fund accounts are foreign banks, it has taken reasonable measures and has obtained certifications and will obtain re-certifications that indicate that the customers are not foreign shell banks, as defined in the BSA Regulations.

e.       Dealer will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in the Fund, directly or indirectly, from:

(i)

A person or entity (A) who is or becomes subject to sanctions administered by the U.S. Office of Foreign Assets Control (“OFAC”), (B) who is included in any executive order or is on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or (C) whose name appears on such other lists of prohibited persons and entities as may be mandated by applicable U.S. law or regulation; or

(ii)	A foreign shell bank (i.e., a bank with no physical presence in any country).

f.       Dealer agrees that if the Fund or Distributor is required to supply information, documentation or guidance to a recognized securities regulatory organization (“SRO”) or government department or agency about the CIP of the Fund or Distributor or the measures taken to obtain information and to verify the identity of specific clients of the Fund, Dealer shall allow such SRO or government department or agency to examine its files.

         SECTION 11.     CONFIDENTIALITY

All books, records, information and data pertaining to the business of the other party (“Confidential Information”) that are exchanged or received in connection with this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except (i) if such information is already publicly available except to the extent that such public availability is due to breach of this Agreement by the disclosing party; (ii) as may be required solely for the purpose of carrying out a party’s duties and responsibilities under this Agreement; (iii) as required by order or demand of a court or other governmental or regulatory body or as otherwise required by law; (iv) as may be required to be disclosed to a party’s attorneys, accountants, regulatory examiners or insurers for legitimate business purposes; or (v) with the express prior written permission of the other party.

         SECTION 12.     PRIVACY

Each of the Distributor and the Dealer agree to comply with SEC Regulation S-P, adopted pursuant to the Gramm-Leach-Bliley Act of 1999, and any other applicable federal and state privacy laws which may be enacted in the future.

         SECTION 13.     TERMINATION; AMENDMENT

a.       In addition to the automatic termination of this Agreement specified in Section 1.b. of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days’ prior written notice to the other party. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 19.

b.       This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by the Distributor or the Dealer.

c.       The termination of this Agreement by any of the foregoing means shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve Dealer of its obligations, duties and indemnities specified in this Agreement. A trade placed by Dealer subsequent to its voluntary termination of this Agreement will not serve to reinstate the Agreement. Reinstatement, except in the case of a temporary suspension of Dealer, will only be effective upon written notification by Distributor.

d.       This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder, provided, however, that Distributor may transfer any of its duties under this Agreement to any entity that controls or is under common control with Distributor.

e.       This Agreement may be amended by the Dealer and Distributor upon mutual written agreement, except that this Agreement may be amended at any time by Distributor or Dealer upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (ii) otherwise by operation of law.

f.       Dealer acknowledges and agrees that if Dealer terminates this Agreement, Distributor may after the date such termination becomes effective, without liability of any kind,

(i)	refuse to establish any account with respect to any affected customer;

(ii)	delay the establishment of any account with respect to any affected customer; and

(iii)	refuse to engage in any transactions (except repurchase requests) with respect to any affected customer.

         SECTION 14.     DISPUTE RESOLUTION; GOVERNING LAW

a.       In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

b.       This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

         SECTION 15.     INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

         SECTION 16.     CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

         SECTION 17.     SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

         SECTION 18.     SURVIVAL

The representations, warranties and covenants of the undersigned contained in this Agreement, including, without limitation, Sections 1, 8, and 10 and the indemnification clause contained in Section 9 hereof, shall survive any termination of this Agreement.

         SECTION 19.     NOTICES

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit A attached hereto.

         SECTION 20.     NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

         SECTION 21.     ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by Dealer and accepted by Distributor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

MORGAN STANLEY DISTRIBUTION INC.

By:
Name:
Title:
Date:

[                                                         ]

By:
Name:
Title:
Date:

EXHIBIT A

NOTICES

Notices required by the Agreement should be sent as follows:

If to the Dealer:	[ ] [ ] [ ] [ ]

If to the Fund:	AIP Macro Registered Fund P Attn: President c/o General Counsel Morgan Stanley 522 Fifth Avenue New York, New York 10036

If to the Distributor:	Morgan Stanley Distribution Inc. Attn: General Counsel Morgan Stanley 522 Fifth Avenue New York, New York 10036